Exhibit 10.3

SB FINANCIAL GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR MARK A. KLEIN

THIS AGREEMENT between SB Financial Group, Inc. (the “Company”) and Mark A. Klein (the “Executive”) is effective as of July 20, 2015 (the “Restatement Effective Date”). Effective as of the Restatement Effective Date, the Company and the Executive hereby amend and restate this Agreement in its entirety, as set forth herein.

This Agreement replaces the Rurban Financial Corp. Amended and Restated Supplemental Executive Retirement Plan Agreement for Mark A Klein, as most recently amended April 20, 2009.

WITNESSETH:

WHEREAS, Rurban Financial Corp. and the Executive had originally entered into a supplemental retirement plan agreement to define certain payments to the Executive as described herein; and

WHEREAS, the parties desire to amend and restate this Agreement in its entirety to reflect the changed name of the Company, to standardize certain provisions of the Agreement with other Company agreements, and to add a disability benefit.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases (including any form thereof) shall have the following meanings unless another context clearly requires another meaning:

1.1          ACT. The Securities Exchange Act of 1934, as amended.

1.2          AFFILIATE. Any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

1.3          AGREEMENT. This SB Financial Group, Inc. Supplemental Executive Retirement Plan Agreement for Mark A. Klein, as it may be amended from time to time.

1.4          ANNUAL DIRECT SALARY. The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the thirty-six (36) consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by twelve (12). Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.5          BENEFICIARY. The person or persons whom the Executive has designated as set forth in Exhibit A to receive payments pursuant to this Agreement in the event of the Executive’s death. If the Executive has not designated any Beneficiary, or if the Executive’s designated Beneficiary does not survive the Executive, the Executive’s estate shall be the Executive’s Beneficiary.

1.6          CAUSE. The occurrence of one or more of the following:

(a)	The willful failure by the Executive to substantially perform the Executive’s duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Company or an Affiliate, and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Company or an Affiliate;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)	The Executive’s violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

(f)	Conduct on the part of the Executive which brings public discredit to the Company or an Affiliate and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(g)	The Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more;

(h)	An act by the Executive affecting any of the Company’s or any Affiliate’s employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Company’s or any Affiliate’s policy concerning discrimination or harassment;

(i)	The Executive’s theft or abuse of the Company’s or any Affiliate’s property or the property of the Company’s or any Affiliate’s customers, employees, contractors, vendors or business associates;

(j)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from the Executive’s position(s) with the Company or an Affiliate;

(k)	The Executive’s willful failure to follow the good faith lawful instructions of the Board (or the board of directors of an Affiliate) with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

(l)	Material breach of any contract or agreement that the Executive entered with the Company or an Affiliate, including a breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(m)	Unauthorized disclosure of the trade secrets or Confidential Information of the Company or an Affiliate, or any of its affiliates, trade partners or vendors; and

(n)	Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company’s or any Affiliate’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Company or such Affiliate.

Also, if, after the Executive terminates employment, the Company learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted “Cause,” the provisions of Section 3.3 will be applied retroactively to the date the Executive terminated employment and the Company may recover any and all amounts paid to the Executive (or to the Executive’s Beneficiary) under this Agreement.

1.7          CHANGE ENTITY. The entity resulting from a Change of Control or succeeding to the Company’s interests as a result of a Change of Control.

1.8          CHANGE OF CONTROL. The earliest of any of the following:

(a)	Any transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b)	A merger or consolidation of the Company with or purchase of all or substantially all of the Company’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 3.13(d) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of the Company before the transaction, regardless of when or how their voting stock was acquired;

(c)	Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board;

(d)	Any “person” as defined above, other than the Company, the Executive or the Company’s ESOP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of the Company which represent twenty-five percent (25%) or more of the combined voting power of the securities of the Company then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing; and

(e)	Individuals who, on the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of the Board; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.

Notwithstanding any other provision of this Agreement, the Plan will be administered without regard to this definition if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the Board and in the Executive’s capacity as an employee of the Company and/or its Affiliate.

1.9          CODE. The Internal Revenue Code of 1986, as amended.

1.10        COMPANY. SB Financial Group, Inc., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio, formerly known as Rurban Financial Corp.

1.11        CONFIDENTIAL INFORMATION. Any and all information (other than information in the public domain) related to the Company’s, any Affiliate’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.12        DATE OF THE CHANGE OF CONTROL. The date the first of any of the events described in Section 1.8 occurs.

1.13        DISABILITY. A medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and that entitles the Executive to receive disability benefits under the Company’s group disability insurance policy.

1.14        EARLY RETIREMENT BENEFIT. The annual benefit provided in Section 3.2.

1.15        EFFECTIVE DATE. July 20, 2015.

1.16        EXECUTIVE. Mark A. Klein, an individual.

1.17        EXCISE TAXES. The excise taxes described in Section 4999 of the Code.

1.18        NON-COMPETITION AREA. The geographic area within fifty (50) miles of the Company’s main office, as may be amended pursuant to Section 4.1(b).

1.19        NON-COMPETITION PERIOD. The period beginning on the effective date of this Agreement and extending throughout the two (2) year period following the Executive’s Termination, as may be amended pursuant to Section 4.1(b).

1.20        RETIREMENT DATE. For purposes of this Agreement, and to trigger receipt of benefits available pursuant to this Agreement, provided that the Executive remains in the continuous employ of the Company, the first December 31st after the Executive’s sixty-fifth (65) birthday, unless shortened or extended by the agreement of the Board and the Executive.

1.21        RETIREMENT BENEFIT. The annual benefit provided in Section 3.1.

1.22        TERMINATES. The Executive’s “separation from service” within the meaning of Section 409A of the Code from the Company and all entities that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.23        YEAR OF SERVICE. A year of employment with the Company as determined by the Company in its sole discretion; provided, however, that for purposes of determining Years of Service under this Agreement, the Executive shall be credited with the Executive’s years of employment with the Company and any Affiliate.

ARTICLE 2: INTENT

2.1          EFFECTIVE DATE. The predecessor to this Agreement originally became effective on March 1, 2006 and is being amended and restated as of the Effective Date.

2.2          PARTICIPATION IN OTHER PLANS. The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the Board , and shall not affect the right of the Executive to participate in any current or future retirement plan, group insurance, bonus, or supplemental compensation arrangement of the Company which constitutes a part of the Company’s regular compensation structure.

2.3          FRINGE BENEFITS. The benefits provided by this Agreement are granted by the Company as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

2.4          ACCOUNTING. The Company shall account for the Executive’s benefit under this Agreement using the regulatory accounting principles of the Company’s primary federal regulator consistent with generally applicable accounting principles. The Company shall establish an unfunded accrued liability retirement account for the Executive.

2.5          TOP-HAT PLAN. The Company intends that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits to the Executive, as a member of a select group of management or highly compensated employees of the Company for the purposes of the Employee Retirement Income Security Act of 1974, as amended.

2.6          ADMINISTRATION. The Company (or its designee) shall administer the Agreement and shall supervise the maintenance of such accounts and records as it deems necessary or desirable. In this capacity, the Company (or its designee) shall have complete and absolute discretion to interpret and construe the provisions of this Agreement, to adopt rules, regulations and procedures consistent therewith, and to make all findings of fact, correct errors and supply omissions, and decide all disputes with respect to the rights and obligations of the Executive. The decisions of the Company (or its designee), as administrator, shall be final and conclusive with respect to every question that may arise relating to either the interpretation or administration of the Agreement, and its decision shall be binding on all parties and may not be overturned unless determined by a court of appropriate jurisdiction to be arbitrary and capricious.

ARTICLE 3: BENEFITS

3.1          RETIREMENT BENEFIT. If the Executive Terminates for any reason (other than for Cause) on or after the Executive’s Retirement Date, the Company shall pay the Executive a Retirement Benefit equal to twenty-five percent (25%) of the Executive’s Annual Direct Salary. Payment of the Retirement Benefit shall commence on the first day of the month following the date of Termination and shall be payable in substantially equal monthly installments for a period of one hundred eighty (180) months. Notwithstanding the foregoing, if the Executive Terminates after becoming Disabled, any benefit payable under this Section 3.1 shall be reduced by any benefits otherwise payable in connection with the Executive’s Disability under the Company’s fringe benefit programs.

3.2          EARLY RETIREMENT BENEFIT. If the Executive Terminates for any reason (other than for Cause) prior to the Executive’s Retirement Date, provided that the Executive has at least five (5) Years of Service, the Executive shall be entitled to receive an Early Retirement Benefit based on the Executive’s age on the date of Termination equal to the percentage of the Executive’s Annual Direct Salary as set forth below.

Age	Percentage

At least age fifty-five (55) but less than age sixty (60)	10%

At least age sixty (60) but less than age sixty-five (65)	15%

Age sixty-five (65)	25%

Payment of the Early Retirement Benefit shall be made at the same time and in the same form as described in Section 3.1. Notwithstanding the foregoing, if the Executive Terminates after becoming Disabled, any benefit payable under this Section 3.2 shall be reduced by any benefits otherwise payable in connection with the Executive’s Disability under the Company’s fringe benefit programs.

3.3          OTHER TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if the Executive:

(a)	Terminates prior to attaining age fifty-five (55) or Terminates without at least five (5) Years of Service and prior to the Executive’s Retirement Date, the Executive will not be entitled to any benefit under this Agreement; or

(b)	Is Terminated for Cause, the Executive will not be entitled to any benefit (whether or not the Executive satisfied any age and service criteria otherwise required under the Agreement) under this Agreement.

3.4          EFFECT OF DEATH OR DISABILITY FOLLOWING TERMINATION. In the event the Executive dies after Termination but before all Retirement Benefit or Early Retirement Benefit payments have been made, the Company shall continue making such payments to the Executive’s Beneficiary. In the event the Executive becomes Disabled after Termination but before all Retirement Benefit or Early Retirement Benefit payments have been made, the Company shall continue making such payments to the Executive, or to the Executive’s designated representative if the Company is provided evidence satisfactory to the Company in its sole discretion that the Executive is not competent to receive such payments.

3.5          DEATH BENEFIT PRIOR TO TERMINATION.

(a)	Death Prior to Retirement Date. In the event the Executive dies while actively employed by the Company at any time after the Effective Date but prior to the Executive’s Retirement Date, and the Executive would have been eligible to receive an Early Retirement Benefit had he Terminated on the date of death, the Company will pay a Death Benefit to the Executive’s Beneficiary equal to the Early Retirement Benefit the Executive would have received had he Terminated on the date of death.

(b)	Death After Retirement Date. In the event the Executive dies while actively employed by the Company at any time after the Effective Date and after the Executive’s Retirement Date but prior to the Executive’s Termination, the Company will pay a Death Benefit to the Executive’s Beneficiary equal to the Retirement Benefit as though the Executive Terminated on the date of death.

(c)	Payment of Death Benefit. Payment of the benefit described in this Section 3.5 shall begin on the first day of the first month following the Executive’s death and shall be in substantially equal monthly installments for a period of one hundred eighty (180) months.

3.6          EFFECT OF CHANGE OF CONTROL. In the event of the Executive’s Termination without Cause within 24 months after the date of a Change of Control, the Executive shall become entitled to receive a Retirement Benefit, regardless of the Executive’s age or Years of Service and calculated using the higher of (a) the Executive’s Annual Direct Salary on the Date of the Change of Control, or (b) the Executive’s Annual Direct Salary on the Executive’s date of Termination. The benefit payable pursuant to this Section 3.6 shall be paid following the Executive’s Termination following the Change of Control as described in Section 3.1.

3.7          SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of the Executive’s death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

ARTICLE 4: COVENANTS

4.1          NON-COMPETITION. In consideration of the benefits provided under this Agreement:

(a)	The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company. Accordingly, in consideration of the benefits described in this Agreement, during the Non-Competition Period, the Executive shall not:

(i)	Within the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in: (1) the banking or financial services industry (including bank holding companies); or (2) any other activity in which the Company or its Affiliates engaged as of the beginning of the Non-Competition Period; or

(ii)	Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Company or its Affiliates during the term of the Executive’s employment or on the date of the Executive’s Termination, to become a customer or referral source for any person or entity other than the Company or its Affiliates; or

(iii)	Directly or indirectly solicit, induce or encourage any employee of the Company or its Affiliates, who is employed during the term of the Executive’s employment or on the date of the Executive’s Termination, to leave the employ of the Company or its Affiliates or to seek, obtain or accept employment with any person or entity other than the Company or its Affiliates.

(b)	It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 4.1 reasonable for the purpose of preserving for the Company, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 4.1 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 4.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The existence of any immaterial claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 4.1 will result in irreparable injury to the Company for which it will have no adequate remedy at law and the Company shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

4.2          UNAUTHORIZED DISCLOSURE. During the term of the Executive’s employment, or at any later time, the Executive shall not, without the written consent of the Board (or the board of directors of an Affiliate) or a person authorized thereby, knowingly use or disclose to any person, other than an authorized employee of the Company or such Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties as an executive of the Company and its Affiliates any material Confidential Information obtained by him while in the employ of the Company and its Affiliates with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Company or its Affiliates, the disclosure of which could be or will be damaging to the Company; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its Affiliates or any information that must be disclosed as required by law.

ARTICLE 5: GOLDEN PARACHUTE PROVISIONS

(a)	Cut-Back. Notwithstanding any provision in this Agreement to the contrary, if, as of the Date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting subsidiary) determines that the compensation and benefits provided to the Executive pursuant to or under this Agreement, either alone or when combined with other compensation and benefits received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Code or the regulations adopted thereunder, the compensation and benefits payable pursuant to or under this Agreement shall be retroactively (if necessary) reduced to the extent necessary to avoid Excise Taxes, which reduction shall comply with Section 409A of the Code. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, if any portion of the amount payable herein to the Executive is determined to be non-deductible pursuant to regulations promulgated under Section 280G of the Code, the Company shall be required to pay to the Executive only the amount determined to be deductible under Section 280G of the Code. The Executive (or the Executive’s Beneficiary) may request a determination as to whether the compensation or benefits would constitute a parachute payment and, if requested, such determination shall be made by an independent accounting or compensation consulting subsidiary (other than the entity described in the first sentence of this Section 5) selected by the Change Entity and approved by the Executive (or Beneficiary), the fees of which shall be borne solely by the Change Entity. Any reduction pursuant to this Section 5 shall be made in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

(b)	Subsequent Determinations. If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 5) will result in the imposition of Excise Taxes, the Executive will immediately remit an additional amount to the Change Entity equal to the minimum amount necessary to avoid the imposition of Excise Taxes.

(c)	Audit. The Executive agrees to promptly notify the Change Entity of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax and also agrees to cooperate with the Change Entity in contesting any assessment of Excise Taxes. However, the Change Entity will have complete control over resolution of any claim by the Internal Revenue Service that might result in the imposition of Excise Taxes (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Change Entity will bear all costs associated with that effort provided that any costs paid or reimbursed by the Company shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

ARTICLE 6: MISCELLANEOUS

6.1          RESTRICTIONS ON FUNDING. The Company shall have no obligation to set aside, earmark, or entrust any specific fund or money with which to pay its obligation under this Agreement. The Company reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

6.2          GENERAL ASSETS OF THE COMPANY. The rights of the Executive under this Agreement and of any Beneficiary shall be solely those of an unsecured creditor of the Company. If the Company shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any Beneficiary shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or the Executive’s Beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Company and the Executive or any of the Executive’s Beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Company.

6.3          NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Company.

6.4          NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mark A. Klein
At the last address on file with the Company

If to the Company:	SB Financial Group, Inc.
Human Resource Director 401 Clinton Street Defiance, OH 43512

or to such other address as the Executive or the Company may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.5          SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company, and the Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

6.6          SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.7          WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the Board . No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

6.8          LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. In the event of a breach of this Agreement, by either the Company or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. Except as provided in Section 6.9, no party will be entitled to the recovery of attorney’s fees or costs. The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

6.9          ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except for any claims brought by the Company or its Affiliates for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Each party will bear its own costs of arbitration, except that the parties will share the cost of the arbitrator equally. Notwithstanding the foregoing, if the Executive is the prevailing party in the arbitration, the Employer will reimburse the Executive’s reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

6.10          LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

6.11          VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.12          HEADINGS. The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

6.13          OTHER PROVISIONS.

(a)	Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)	The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)	Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by the minimum amounts the Company or its Affiliate, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)	The right of the Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this Section 6.13 will not preclude payment under this Agreement of any benefit to which a deceased Executive is entitled.

(e)	Subject to Section 6.13(d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.14          ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any Affiliate) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

6.15          REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Company will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Company to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

6.16          SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Company or its Affiliates or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Company, by its authorized representatives the day and year above mentioned.

SB FINANCIAL GROUP	EXECUTIVE

By	By

Date	Date